PROFESSIONAL SERVICES AGREEMENT

                                                        Agreement No. (a) 980828

This Agreement, entered into on August 28, 1998, is by and between PETMED EXPRESS, INC., 3350 N.W. 53rd Street, Suite 103, Fort Lauderdale, FL 33309 (herein called "PMEI"), and SHOTWELL & CARR, INC., 3535 Firewheel Dr., Suite A, Flower Mound, TX 75028 (herein called "S&C").

In consideration of the mutual promises herein contained, PMEI and S&C agree that:

1. S&C, as an independent contractor and not as a partner, joint venture, agent or an employee of PMEI, shall perform professional services, as requested by PMEI including, but not limited to, all acts or actions necessary to (i) develop on behalf of PMEI all protocols for a generic equivalent to Heartgard heartworm medicine; (ii) assist PMEI in obtaining approvals for such product at PMEI's expense as are necessary by the United States Food and Drug Administration, United States Department of Agriculture, the Environmental Protection Agency and any and all other federal or state regulatory agencies for which approval is required prior to manufacture and distribution of such product; (iii) assist PMEI in making application for and obtaining a patent, at PMEI's expense, for such general equivalent to Heartgard; and (iv) to provide to PMEI all necessary information and data related to the generic equivalent of Heartgard, including scientific documentation, formulae, test results, material lists, and any other information as customarily required to enable PMEI to manufacture such general equivalent of Heartgard once the patent for same has lapsed.

2. This Agreement shall be effective from the date first written above until terminated pursuant to paragraph 5 below. Any revisions or changes that may be needed from time to time shall be agreed to in writing and signed by both parties.

3.       a.       As compensation for the services to be provided hereunder,
                  PMEI will pay S&C at the rate $175 per hour for consulting services as requested by PMEI. A retainer fee of $5,000 will be paid by PMEI and will be used to cover the initial time plus expenses for services provided up to $5,000. Thereafter, the regular hourly rate will apply. S&C's time devoted to travel within the United States shall not be deemed consulting time under this Agreement, unless such travel occurs between the hours of 8:00 a.m. and 5:00 p.m. Monday through Friday. In the event depositions or testimony are requested by PMEI, such services shall be provided at the rate of U.S. $200 per hour plus expenses.

         b. Direct expenses authorized by PMEI, including transportation and associated travel expenses incurred in the performance of this Agreement, will be reimbursed to S&C by PMEI.


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         c.       Payment for professional time and reimbursement for expenses will be made to S&C within thirty (30) calendar days of receipt of an invoice for same. Such payment shall be in U.S. dollars in the form of a check drawn on a U.S.
                  bank or a wire transfer free of all charges.

         d. An administrative handling charge of 7.5 percent of the direct expenses incurred by S&C on PMEI's account will be added to invoices which have not been paid in full by PMEI within thirty (30) days of their receipt by PMEI.

4. Payment for services and reimbursement for expenses will be made to S&C by PMEI upon submission to PMEI by S&C of invoices which shall:

         a.       Describe the activities conducted.

         b. Identify transportation, travel, and other expenses, reimbursement for which is authorized hereunder.

         c. Include such other details or supporting documents as PMEI may reasonably require.

5. This Agreement may be terminated at any time by either party upon thirty (30) days written notice to the other party. In the event of such termination, PMEI shall have no obligation to S&C except as provided in 7.b and 10 below. PMEI agrees, however, to pay for services rendered and reimburse expenses incurred prior to the effective date of termination.

6. With respect to property furnished by PMEI to S&C for use in the performance of the Agreement, S&C agrees that:

         a.       Such property is and shall remain the sole property of PMEI.

         b. PMEI furnished property shall be used only in the performance of this Agreement unless otherwise authorized in writing by PMEI.

         c. S&C, upon delivery to it any PMEI furnished property, assumes the risk of, and shall be responsible for, any loss thereof or damage thereto except for reasonable wear and tear and except to the extent that such property is consumed in the performance of this Agreement.

         d. Upon expiration or termination of this Agreement, all PMEI furnished property not consumed in the performance of this Agreement shall be returned to PMEI or otherwise accounted for to the satisfaction of PMEI.

7. a. S&C agrees to refrain from any activity during the term of this Agreement which would constitute a conflict of interest, and to promptly notify PMEI

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                  regarding any change in its private interests which would
                  result in a conflict of interest.

         b. Professional services provided under this Agreement shall be considered tentative and subject to approval and interpretation by PMEI. Any action or inaction by PMEI as a result of S&C provided services shall be the sole decision of PMEI and shall not result in any liability on the part of S&C.

8. With respect to "privileged information," which term shall include PMEI's unpublished information and data relating to: technological and scientific developments including inventions, designs, plans, methods, processes, internal specifications and reports; anticipated procurements; possible new projects or programs; and potential subcontractors of its nominees or sponsors, S&C agrees that:

         a. Privileged information shall not be disclosed to any third party other than the U.S. Food and Drug Administration, the USDA, and/or the U.S. Environmental Protection Agency and such other state and/or local governmental agencies as may be necessary in the execution of this Agreement.

         b. S&C shall not use for personal or corporate gain and shall preserve as confidential all privileged information acquired in the performance of this Agreement.

         c. Upon expiration or termination of the Agreement, all PMEI privileged information shall be returned to PMEI, or otherwise accounted for to satisfaction of PMEI.

9.       With respect to inventions and patents,

         a.       S&C agrees to:

                  1. Disclose promptly to PMEI in writing any and all inventions, special procedures, processes or products and any improvements in or modification of existing inventions, special procedures, processes, or products relating to or connected with the development of the equivalent of Heartgard, whether or not patentable, conceived, developed or made by S&C either alone or in conjunction with others, and all of said inventions, special procedures, processes, products, improvements and modifications shall be the sole and exclusive property of PMEI.

                  2. At the option and request of PMEI, S&C will promptly execute, acknowledge and deliver during the term of the Agreement and at all time thereafter such applications, assignments and other instruments

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                           which PMEI shall deem necessary in order to (i) apply
                           for and obtain letter patent of the United States and any foreign countries for any and all of the aforesaid inventions and discoveries described in
                           Section 9(1); and (ii) assign and convey to PMEI the sole and exclusive right, title and interest therein, and S&C will assist PMEI or its nominee in every proper way, at PMEI's cost and expense, in accomplishing any and all of the foregoing.

         b. S&C further agrees that patent applications on matters disclosed by S&C pursuant to this Agreement may be abandoned by PMEI at any time without the necessity of S&C's concurrence.

10. PMEI hereby agrees to indemnify and hold S&C harmless for any and all loss, damages, costs, legal fees, and expenses on account of any and all claims or actions brought against S&C by any person, firm, corporation or other entity for the purpose of enforcing any claim for damages or otherwise arising out of S&C's actions in developing on behalf of PMEI the generic equivalent of Heartgard, except when such actions are the result of misfeasance, malfeasance or nonfeasance on behalf of S&C, its officers, directors, employees, consultants, agents and affiliates. S&C hereby agrees to indemnify and hold PMEI harmless for any and all loss, damages, costs, legal fees and expenses on account of any and all claims or actions brought against PMEI by any person, firm, corporation or other entity for the purpose of enforcing any claim for damages or otherwise arising out of any omission by S&C in the regulatory procedures required in the development of the generic equivalent to Heartgard, or in the event of the misfeasance, malfeasance or nonfeasance by S&C in the scope of its engagement hereunder.

11. The authorized representative(s) of PMEI for the administration of this Agreement are:

         a.       __________________________________; or

         b.       __________________________________.

12. The authorized representatives of S&C for the administration of this Agreement are:

         a.       Paul W. Carr; or

         b.       Mark L. Shepard.

13. This Agreement constitutes the entire agreement between the parties and supersedes all prior contracts, agreements and understandings. The parties intend this Agreement to be a complete statement of the terms of their agreement, and no change or modification of any of the provisions of this Agreement shall be effective unless it is in writing and signed by a duly authorized officer of both parties.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Paul W. Carr, P.E., R.A.C.            Marc Puleo, M.D.
------------------------------            ----------------
By: Paul W. Carr, P.E., R.A.C.            By: Marc Puleo, M.D.
Title: President                          Title: President
For:  SHOTWELL & CARR, INC.               For:  PETMED EXPRESS, INC.
      3535 Firewheel Dr., Suite A               3350 N.W. 53rd Street, Suite 103
      Flower Mound, TX 75028                    Ft. Lauderdale, FL 33309
      Tax I.D. No. 75-1921437















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